Exhibit 99.1

Dolby Laboratories Reports Second-Quarter Fiscal 2008 Results

Second-quarter EPS grows 44 percent year-over-year

SAN FRANCISCO--(BUSINESS WIRE)--Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for its second quarter of fiscal 2008.

For the second quarter, Dolby reported total revenue of $172.6 million, compared to $129.0 million for the second quarter of fiscal 2007, an increase of 34 percent. Second-quarter net income was $56.8 million, or $0.49 per diluted share, compared to $39.1 million, or $0.34 per diluted share, for the second quarter of fiscal 2007.

Net income for the second quarter of fiscal 2008 reflects stock-based compensation expense of $6.1 million compared to $4.8 million for the second quarter of fiscal 2007. Net income for the second quarter of fiscal 2008 also reflects charges related to the amortization of intangibles of $4.1 million, compared to $0.6 million for the second quarter of fiscal 2007.

"We experienced another strong quarter across many of our global markets, including PC, gaming, and broadcast,” said Bill Jasper, President and Chief Executive Officer, Dolby Laboratories. "With our position in entertainment technology, we remain focused on developing and delivering innovations that improve the digital media experience.”

Guidance

Dolby now expects fiscal 2008 revenue to be $585 million to $615 million. Net income is now expected to be $170 million to $182 million. Earnings per diluted share is now expected to be $1.47 to $1.57. While under FAS 123R stock-based compensation expense may vary based on factors such as stock price or volatility, Dolby now expects stock-based compensation expense for the full year to be approximately $22 million. In addition, Dolby now expects charges related to the amortization of intangibles for fiscal 2008 to be approximately $13 million.

As part of Dolby’s updated fiscal 2008 guidance, Dolby now expects increased licensing revenue and lower products and services revenue compared to its prior expectations. The higher licensing revenue expectations are the result of expected increased revenue from the PC market, while the lower products and services revenue expectations are due to the expectation that product revenue related to digital cinema will be deferred through fiscal 2008. Since licensing revenue carries a significantly higher margin than products and services revenue, Dolby now expects profitability to be higher in fiscal 2008 than its prior guidance.

The Company's Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss Dolby Laboratories’ Q2 fiscal 2008 financial results at 2:00 p.m. PT/5:00 p.m. ET, Thursday, May 1, 2008.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/medialist.cfm or by dialing 888-713-3588. International callers can access the conference call at 913-981-4903.

A replay of the call will be available beginning at 5:00 p.m. PT on May 1 until 9:00 p.m. PT on May 8, 2008; dial 888-203-1112 (international callers can access the replay by dialing 719-457-0820) and enter confirmation code 9142240. An archived version of the teleconference will also be available on Dolby Laboratories’ website, www.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue, including licensing revenue and products and services revenue, net income, earnings per diluted share, margin, stock-based compensation expense, charges relating to the amortization of intangibles, the licensing revenue related to the performance of the PC market and the deferral of product revenue related to digital cinema for the fiscal year ending September 26, 2008, Dolby’s strength across its global markets, Dolby’s position in entertainment technology and focus on developing and delivering innovations that improve the digital media experience, including long-term growth opportunities, that may be derived therefrom, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends in the markets in which Dolby operates, including the DVD and next-generation DVD, broadcast, personal computer, gaming, mobile, or portable device markets, and trends relating to the development of additional and newer markets for Dolby technologies; the timing and effects of economic downturns in the United States and abroad; pricing pressures; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby’s accuracy of calculation of royalties due to its licensors; Dolby’s ability to develop, maintain, and strengthen relationships with industry participants; Dolby’s ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with conducting business in China and other countries, including countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the motion picture industry generally; the development and growth of the market for digital cinema and digital 3D and Dolby’s ability to successfully penetrate this market; Dolby’s ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery, including by acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) develops and delivers products and technologies around the world that make the entertainment experience more realistic and immersive. For more than four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. For more information about Dolby Laboratories or Dolby® technologies, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S08/19736 DLB-F

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended		Fiscal Year-to-Date Ended
	March 30, 2007	March 28, 2008	March 30, 2007	March 28, 2008
	(unaudited)
	(in thousands, except per share amounts)
Revenue:
Licensing	$106,642	$149,619	$189,017	$272,049
Product sales	15,469	15,628	30,679	35,638
Services	6,899	7,310	13,756	15,097
Total revenue	129,010	172,557	233,452	322,784

Cost of revenue:
Cost of licensing	10,149	5,555	17,809	8,818
Cost of product sales (1)	7,714	8,540	16,400	20,188
Cost of services (1)	2,824	3,151	5,507	6,206
Total cost of revenue	20,687	17,246	39,716	35,212
Gross margin	108,323	155,311	193,736	287,572
Operating expenses:
Selling, general and administrative (1)	42,525	55,310	79,836	106,296
Research and development (1)	10,960	15,725	19,796	29,632
Gain on settlements	(1,500)	(249)	(1,500)	(249)
Total operating expenses	51,985	70,786	98,132	135,679
Operating income	56,338	84,525	95,604	151,893
Other income, net	5,932	2,404	11,359	7,608
Income before provision for income taxes and controlling interest	62,270	86,929	106,963	159,501
Provision for income taxes	(22,776)	(29,792)	(37,228)	(54,399)
Income before controlling interest	39,494	57,137	69,735	105,102
Controlling interest in net income, net of tax	(399)	(359)	(747)	(651)
Net income	$39,095	$56,778	$68,988	$104,451

Basic earnings per share	$0.36	$0.51	$0.64	$0.94
Diluted earnings per share	$0.34	$0.49	$0.61	$0.91

Weighted-average shares outstanding (basic)	109,055	111,192	108,501	110,892
Weighted-average shares outstanding (diluted)	113,412	114,736	113,165	114,579

(1) Stock-based compensation included above was classified as follows:
Cost of product sales	$192	$262	$410	$503
Cost of services	31	38	68	78
Selling, general and administrative	3,762	4,600	7,621	8,895
Research and development	772	1,229	1,519	2,119

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28, 2007	March 28, 2008
	(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$368,467	$347,502
Short-term investments	231,217	28,905
Accounts receivable, net	28,165	43,399
Inventories	14,883	20,153
Deferred income taxes	73,686	81,874
Prepaid expenses and other current assets	17,000	27,596
Total current assets	733,418	549,429

Property, plant and equipment, net	85,552	84,565
Intangible assets, net	35,389	93,863
Goodwill	39,364	272,542
Long-term investments	73,224	165,880
Long-term deferred income taxes	12,393	11,956
Other assets	12,357	13,033
Total assets	$991,697	$1,191,268

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$119,068	$131,006
Income taxes payable	9,051	2,069
Current portion of long-term debt	1,563	1,591
Deferred revenue	13,522	24,594
Total current liabilities	143,204	159,260

Long-term debt	9,691	8,810
Long-term deferred revenue	5,073	5,221
Deferred income tax liability	-	19,001
Other non-current liabilities	14,294	28,914
Total liabilities	172,262	221,206

Controlling interest	22,279	22,392
Stockholders' equity:
Class A common stock	49	51
Class B common stock	61	61
Additional paid-in capital	375,830	407,599
Retained earnings	409,749	514,488
Accumulated other comprehensive income	11,467	25,471
Total stockholders' equity	797,156	947,670
Total liabilities and stockholders' equity	$991,697	$1,191,268

CONTACT:
Dolby Laboratories (Investor)
Alex Hughes, 415-645-4572
investor@dolby.com
or
Dolby Laboratories (Media)
Jeanne Alford, 415-645-5000
news@dolby.com